UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 23, 2013

Date of Report (date of earliest event reported)

Cubic Corporation

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization)	1-8931 (Commission File No.)	95-1678055 (I.R.S. Employer Identification No.)

9333 Balboa Avenue San Diego, California (Address of principal executive offices)	92123 (Zip Code)

Registrant’s telephone number, including area code: (858) 277-6780

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14-d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously reported in the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 14, 2013 (the “Prior 8-K”) by Cubic Corporation (“Cubic”), on March 12, 2013, Cubic entered into a Note Purchase and Private Shelf Agreement (the “Agreement”), by and among Cubic, certain of its subsidiaries as guarantors, Prudential Investment Management, Inc. (“Prudential”) and certain of Prudential’s affiliates (collectively, the “Purchasers”), pursuant to which Cubic agreed to issue and sell $50,000,000 in aggregate principal amount of its 3.35% Series A Senior Notes Due 2025, which were purchased by certain of the Purchasers on March 12, 2013, and $50,000,000 in aggregate principal amount of its 3.35% Series B Senior Notes Due 2025 (the “Series B Notes”), which were to be purchased on or about April 23, 2013, subject to the satisfaction of certain closing conditions.

On April 23, 2013, the Series B Notes were purchased by certain of the Purchasers.  Cubic intends to use the proceeds from the sale of the Series B Notes to refinance existing indebtedness, for working capital and for other general corporate purposes.

Additional information with respect to the Agreement is available in the Prior 8-K.  The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as an exhibit to the Prior 8-K and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 25, 2013	CUBIC CORPORATION

	By:	/s/ James R. Edwards
	Name:	James R. Edwards
	Title:	Senior Vice President,
General Counsel & Secretary